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                                                                     Exhibit 4.2


                                                                  EXECUTION COPY


THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SUCH ACT. FURTHERMORE, THIS NOTE MAY NOT BE SOLD OR OTHERWISE TRANSFERRED OTHER THAN IN COMPLIANCE WITH THE PROVISIONS OF SECTION 4 OF THIS NOTE.

THIS NOTE AND ALL OBLIGATIONS OF THE COMPANY HEREUNDER ARE SUBORDINATE AND JUNIOR TO THE PRIOR PAYMENT IN FULL IN CASH OF ALL SENIOR INDEBTEDNESS AS DEFINED HEREIN.

                   MIAMI CRUISELINE SERVICES HOLDINGS II B.V.

                    Junior Subordinated Note due May 15, 2009


US$10,000,000                                                       May 15, 2009

         FOR VALUE RECEIVED, the undersigned Miami Cruiseline Services Holdings II B.V., a Dutch private company with limited liability (the "Company"), hereby promises to pay to the order of Viad Corp., a Delaware corporation (the "Seller"), or its registered assigns, at the address set forth in Section 13.6 of the Share Purchase Agreement dated as of July 31, 1998, between the Seller and the Company (the "Share Purchase Agreement"), or at such other place as the Holder of this Note shall from time to time have designated to the Company in writing, on May 15, 2009 (the "Maturity Date"), Ten Million United States Dollars (US $10,000,000), and to pay interest thereon as provided in Section 2 hereof.

1. THE NOTE. This Note is the junior subordinated note of the Company referred to in Section 3.2 of the Share Purchase Agreement. Certain capitalized terms are used herein as defined in Section 7 of this Note; other terms defined in the Share Purchase Agreement and not otherwise defined in Section 7 hereof or elsewhere in this Note are used herein with the meanings as defined in the Share Purchase Agreement. The Company will furnish a copy of the Share Purchase Agreement to any Holder of this Note free of charge upon written request.

2.  PAYMENT OF INTEREST.

         2.1. Payment of Interest. This Note shall accrue interest from the date hereof, on the principal amount hereof from time to time unpaid, at a rate per annum equal to twelve percent (12%) (compounded quarterly on the basis of a year of 365 days, actual days elapsed). The interest shall be payable in the manner set forth below, semiannually on March 1, and September
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1, of each year and on the Maturity Date (unless such day is not a business day, in which event on the next succeeding business day), with the first interest payment to be made on March 1, 1999 (each of such dates being an "Interest Payment Date").

         Each payment of interest shall be payable in cash; provided, however, that, subject to Section 2.2 hereof, prior to the Maturity Date, interest payments on this Note may, at the Company's election, be paid by issuing additional subordinated notes (the "PIK Notes") in an original principal amount equal to such interest payment. PIK Notes issued hereunder shall have terms substantially identical to the terms of this Note but shall be dated and bear interest from the Interest Payment Date for which each such PIK Note is issuable.

         2.2. Applicable High Yield Discount Obligation Payments. Notwithstanding Section 2.1, if the aggregate amount of accrued and unpaid interest (including all interest in respect of the PIK Notes) and all unpaid original issue discount on any Interest Payment Date following the fifth anniversary of the issuance of this Note would, but for this provision, exceed an amount equal to the product of (x) the issue price (as defined in Code Sections 1273(b) and 1274(a)) of this Note and (y) the yield to maturity (interpreted in accordance with Code Section 163(i)) of this Note (such product being the "Maximum Accrual") then all accrued and unpaid interest (including, if necessary, interest in respect of the PIK Notes) and original issue discount on this Note in excess of an amount equal to the Maximum Accrual shall be paid in cash by the Company to the holders of this Note on such Interest Payment Date.

3. PAYMENT OF PRINCIPAL. The Company covenants that so long as this Note is outstanding:

         3.1. Payment at Maturity of Note. On the Maturity Date, or on any accelerated maturity of this Note, the Company shall pay the entire principal amount of the Notes then outstanding, together with all accrued and unpaid interest thereon.

         3.2.  Voluntary Prepayments.

                      3.2.1 Prepayment. The Company may at any time and from time to time prepay without penalty or premium all or part of the principal amount of the Notes then outstanding, at 100% of the principal amount being prepaid, together with all accrued interest thereon and all other amounts payable in connection therewith. From and after the date such payment is made, the interest on the principal amount so prepaid shall cease to accrue.

                      3.2.2 Selection of Notes for Voluntary Prepayment. Each prepayment permitted by Section 3.2 shall be made so that the Notes then held by each Holder shall be prepaid in a principal amount which shall bear the same ratio, as nearly as may be, to the total principal amount being prepaid as the principal amount of such Notes held by such Holder shall bear to the aggregate principal amount of all Notes then outstanding.


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         3.3.  Mandatory Prepayments.

                      3.3.1 Mandatory Prepayment upon Consummation of Initial Public Offering. Immediately upon the consummation of an Initial Public Offering, the Company shall prepay the entire principal amount of all of the Notes outstanding, on a date no later than 30 days following the consummation of the Initial Public Offering, at a prepayment price equal to 100% of the aggregate principal amount thereof, together with all accrued interest thereon and all other amounts payable in connection therewith, in cash. From and after the date such prepayment is made, interest on the principal amount so prepaid shall cease to accrue.

                      3.3.2 Mandatory Prepayment in the Event of a Change of Control. In the event of a Change of Control, the Company shall prepay the entire principal amount of all of the Notes then outstanding, on a date no later than 30 days following the Change of Control, at a prepayment price equal to 100% of the aggregate principal amount thereof, together with all accrued interest thereon and all other amounts payable in connection therewith, in cash. From and after the date such prepayment is made, interest on the principal amount so prepaid shall cease to accrue.

         3.4. Permanent Retirement of Notes. Notes prepaid in full or otherwise acquired by the Company shall be permanently retired and canceled and shall not under any circumstances be reissued or resold.

         3.5. Setoff. The Company hereby waives any right to setoff or counterclaim it might have against any Holder of a Note in respect of any amount payable by the Company thereunder.

         3.6. Reports. The Company will furnish to the Holder: (i) 90 days after the end of each fiscal year of the Company or at such other time as they are first made available to any holder of Senior Indebtedness, the consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal year and the consolidated statements of income, cash flows and changes in stockholders' equity of the Company and its Subsidiaries for such year, setting forth in each case in comparative form the figures for the previous fiscal year, accompanied by the report of independent certified public accountants of recognized national standing issued with respect thereto and (ii) 45 days after the end of the first three fiscal quarters of each fiscal year of the Company or at such other time as they are made available to any holder of Senior Indebtedness, the consolidated balance sheet of the Company and its Subsidiaries as at the end of such quarter and the consolidated statements of income, cash flows and changes in stockholders' equity for such quarter and the portion of the fiscal year then ended of the Company and its Subsidiaries, setting forth in each case in comparative form the figures for the corresponding periods of the previous fiscal year.

         3.7. Notification. The Company shall promptly (i) notify each Holder of a Note of any amendment to any Senior Indebtedness and (ii) send each Holder a copy of such amendment.


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         3.8. No Cash Dividend Payments on any Preferred Stock or Common Stock.
So long as the Notes remain outstanding, in whole or in part, the Company shall not pay cash dividends on any preferred or common stock of the Company without the prior written consent of the Holders of a majority of the principal amount outstanding of the Notes.

         4.    RESTRICTIONS ON TRANSFER; RELATED PROCEDURES.

         4.1. Transfer Limitations. The Notes may be transferred to a third party (including an affiliate of Viad Corp.), in whole or in part; provided, that (i) such transfer is of not less than $1,000,000 in the aggregate, in denominations of not less than $10,000 and (ii) such transferee shall not be engaged in any business similar to or in competition with the businesses heretofore or hereafter engaged in by Greyhound Leisure Services, Inc. and its subsidiaries. Except as specifically permitted in this Section 4, the Holder may not sell, assign, transfer or otherwise grant any direct or indirect interest in this Note or the Indebtedness evidenced hereby.

         4.2. Registration, Transfer and Exchange of Notes. The Company shall keep at its principal office a register in which shall be entered the name and address of the registered Holders of the Notes and all transfers, exchanges and other issuances of the Notes or any replacement or substitute Notes. The ownership of the Notes shall be proven by such register; provided, however, that such register shall not be conclusive as to ownership of any Note in the event of manifest error in such register. In connection with each proposed transfer of Notes, the Holder will deliver written notice (the "Transfer Notice") to the Company not fewer than five (5) business days prior to the proposed transfer, describing in reasonable detail the proposed transfer (including, without limitation, the identity of the transferee and the nature of its affiliation with the Holder, together with an opinion of counsel, in form and substance and from counsel reasonably satisfactory to the Company, to the effect that such transfer of Notes may be effected without registration of such Notes under the Securities Act of 1933, as amended). Thereafter, at any time prior to maturity or redemption of such Notes, the Holder thereof may surrender such Notes (subject to compliance with the applicable provisions of this Section 4) together with a request to transfer at said office of the Company. Thereafter, if and only if such transfer complies with Section 4.1, without expense (other than transfer taxes, if any) to the Holder, the Company shall (so long as the other provisions of this Section 4 have been satisfied) promptly issue in exchange therefor another Note or Notes, dated the most recent date upon which interest has been paid (whether in cash or by issuance of PIK Notes) on the surrendered Notes (or, if no interest has been paid, September __, 1998), for the same aggregate principal amount as the unpaid principal amount of the Notes so surrendered, having the same maturity and rate of interest, containing the same provisions and subject to the same terms and conditions as the Notes so surrendered. Subject to the limitations provided in Section 4.1, each such new Note shall be registered in the name of the transferee designated in the Transfer Notice by the surrendering Holder.


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         5. SUBORDINATION TO THE SENIOR INDEBTEDNESS. The obligations of the
Company in respect of all Subordinated Indebtedness are hereby made subordinate and junior to the prior payment in full of all Senior Indebtedness, to the extent and in the manner hereinafter provided in this Section 5:

         5.1. The obligations of the Company in respect of the principal amount of and interest on, and for payment of any other amounts in respect of, the Subordinated Indebtedness shall be subordinate and junior in right of payment, to the extent and in the manner provided in this Section 5, to any Senior Indebtedness, and the Subordinated Indebtedness is hereby subordinated as a claim against the Company or any of its assets to the prior payment in full of all Senior Indebtedness, in each case whether such right of payment or claim in respect of the Subordinated Indebtedness be (i) in the ordinary course of business, or (ii) in the event of any distribution of the assets of the Company upon any voluntary or involuntary dissolution, winding-up, total or partial liquidation or reorganization, restructuring or refinancing, whether by judicial proceedings or otherwise, or bankruptcy, insolvency, receivership or other statutory or common law proceedings or arrangements, including without limitation any proceeding under the Bankruptcy Code of the Netherlands, involving the Company, Miami Cruiseline Services Holdings I B.V., Miami Cruiseline Services Holdings III B.V., any subsidiary thereof or any successor of any thereof (each a "Loan Party"), the readjustment of the liabilities of any Loan Party or any assignment for the benefit of creditors or any marshaling of the assets or liabilities of any Loan Party (collectively referred to hereinafter as a "Reorganization").

         5.2. Notwithstanding anything to the contrary contained in this Note,
(a) the Company will not make, and no Holder of Subordinated Indebtedness will accept or receive from, or on behalf of, the Company, any payment of any Subordinated Indebtedness, whether in cash, securities or other property or by way of conversions, exchange or otherwise, and (b) no such payment shall become (or be considered) due, in each case until all amounts outstanding under the Senior Loan Agreements and the Senior Notes have been paid in full and all obligations to extend credit under the Senior Loan Agreements shall have been irrevocably terminated; provided, however, that (i) the Company shall issue and the Holder may accept and receive PIK Notes or, so long as no default should exist or be created thereby in respect of the Senior Loan Agreements or the Senior Notes, cash in payment of regularly scheduled interest obligations under the Notes, and (ii) on and after the Maturity Date, so long as no default (or event or circumstance which, whether with or without notice or passage of time or both, would constitute a default or an event of default) under or with respect to any Senior Indebtedness shall have occurred and then be continuing, the Company may make, and the Holder may accept and receive, payments of principal and interest.

         5.3. In the event of any Reorganization relative to the Company or its property, then all Senior Indebtedness shall first be paid in full before any payment of any kind or character (whether in cash, securities or otherwise) is made on account of any Subordinated Indebtedness, and in any such proceedings seeking to effect a Reorganization any payment or distribution of any kind or character, whether in cash or property or securities which may be payable or


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deliverable in respect of any Subordinated Indebtedness, shall be paid or delivered directly to the holders of the Senior Indebtedness or their representative or representatives under the agreements pursuant to which the Senior Indebtedness may have been issued for application in payment of the Senior Indebtedness, unless and until all such Senior Indebtedness shall have been paid and satisfied in full.

         5.4. In any proceedings with respect to a Reorganization relating to the Company or its property, unless and until all Senior Indebtedness shall have been paid in full, each Holder of Subordinated Indebtedness hereby irrevocably authorizes the holders of the Senior Indebtedness: (i) to prove and enforce any claims on the Subordinated Indebtedness either in their own name or in the name of the Holder of Subordinated Indebtedness as such Holder's attorney-in-fact,
(ii) to the extent not prohibited by provisions of applicable law which cannot be waived, to vote claims comprising Subordinated Indebtedness and to accept or reject on behalf of the Holders of Subordinated Indebtedness any plan proposed in connection with any such Reorganization, (iii) to accept any payment or distribution made with respect to the Subordinated Indebtedness and to apply such payment or distribution to the payment of the Senior Indebtedness, and (iv) to do any and all things and to execute any and all instruments necessary to effectuate the foregoing either in their own name or in the name of the Holder of Subordinated Indebtedness as such Holder's attorney-in-fact.

         5.5. If, notwithstanding the foregoing, the Company, or any person or entity on behalf of the Company, makes any payment on account of the Subordinated Indebtedness at a time when such payment is not permitted by the Notes or any payment or distribution of the assets of the Company of any kind or character shall be received by any Holder of Subordinated Indebtedness (other than any payments in cash or in kind as contemplated by Section 2 of this Note, payments of principal permissible under Section 5.2 and any payments to Seller under the Stock Purchase Agreement) before all amounts outstanding under the Senior Loan Agreements or the Senior Notes have been paid in full, such payment or distribution shall be held in trust by such Holder of Subordinated Indebtedness apart from such Holder's other assets for the benefit of the holders of Senior Indebtedness and paid over to such holders of Senior Indebtedness or their representative or representatives under the agreements pursuant to which the Senior Indebtedness may have been issued (who shall have the right to convert any such assets into cash) for application (including the application of such cash and cash proceeds) to the payment of Senior Indebtedness until all Senior Indebtedness shall have been paid in full in accordance with its terms, after giving effect to any concurrent payment or distribution to the holders of such Senior Indebtedness.

         5.6. Except for the act of acceleration (and not any enforcement in respect thereof) provided for in Section 6 hereof, no Holder of Subordinated Indebtedness shall, without the prior written consent of a majority of the holders of the outstanding principal amount of the Senior Indebtedness and a majority in outstanding principal amount of the Senior Notes, accelerate the maturity of, or institute proceedings (whether in an action at law, suit in equity, arbitration proceeding or other proceeding of a litigation or dispute settlement nature) to enforce, any


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Subordinated Indebtedness notwithstanding any term or provision to the contrary contained in the Notes or the Share Purchase Agreement or in any agreement or instrument relating thereto; provided, however, that the provisions of this sentence shall not apply to an action instituted on or after the Maturity Date (unless there shall have occurred and been continuing on such day any default or event or circumstance which (whether with or without notice or passage of time or both), would constitute a default or an event of default under the Senior Loan Agreements or in respect of any other Senior Indebtedness then outstanding, in which case such provisions shall not apply to an action instituted on or after the later of (i) the Maturity Date or (ii) sixty days after the Holder notifies the Company or the lenders under the Senior Loan Agreements of its intent to institute such action). Without limiting the generality of the foregoing sentence, in no event shall any Holder of Subordinated Indebtedness, without such written consent, commence or join with any other creditor or creditors of any Loan Party in commencing any proceeding against any Loan Party seeking to effect a Reorganization of any Loan Party.

         5.7. For the purposes of this Section 5, no Senior Indebtedness shall be deemed to have been paid in full unless the holder thereof shall have received and have been permitted to retain cash equal to the amount thereof then outstanding.

         5.8. Each Holder of this Note, by its acceptance hereof, agrees that, until all Senior Indebtedness is repaid in full, it will not exercise any right of reimbursement, subrogation, contribution, offset or other claim against any creditor of any Loan Party arising by contract or operation of law in connection with any payment made or required to be made by such Holder. After payment in full, of all Senior Indebtedness, any Holder shall be entitled to such rights of reimbursement, subrogation, contribution and offset to the fullest extent permitted by law.

         5.9. The provisions of this Section 5 are for the benefit of the holders of Senior Indebtedness and may be enforced directly by them against any Holder of the Notes. Each Holder of this Note acknowledges and agrees, by acceptance hereof, that the holders of the Senior Indebtedness have relied upon and will continue to rely upon the subordination provided for herein in entering into the Senior Loan Agreements and any other agreements relating to the Senior Indebtedness to which they are a party and making the extensions of credit provided for therein or otherwise constituting Senior Indebtedness. The Holder of this Note hereby waives notice of or proof of reliance hereon.

         5.10. The provisions of this Section 5 are for the purpose of defining the relative rights of the holders of the Senior Indebtedness on the one hand, and the Holder of the Notes on the other hand, and none of such provisions shall impair, as between the Company and the Holders of the Notes, the obligation of the Company, which is unconditional and absolute, to pay to any such Holder the principal thereof and interest thereon.

         5.11. No holder of Senior Indebtedness shall be prejudiced in its right to enforce the subordination contained herein in accordance with the terms hereof by any act or failure to act on the part of the Company.


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         5.12. The subordination provisions contained herein may not be rescinded, canceled, amended or modified in any way without the prior written consent thereto of the holders of at least a majority in principal amount of the Senior Indebtedness to be affected by such rescission, cancellation, amendment, modification or shortening.

         5.13. The subordinations effected, and the rights created, by this
Section 5 shall not be affected by (i) any amendment of or any addition of or supplement to any instrument, document or agreement relating to any Senior Indebtedness, (ii) any exercise or non-exercise of any right, power or remedy under or in respect of any Senior Indebtedness or any instrument, document or agreement relating thereto, (iii) the release, sale, exchange or surrender, in whole or in part, of any part of the assets, property or business of any Loan Party to which the holders of, or any guarantor of or pledgor securing, any Senior Indebtedness may be entitled or any security for such pledge or guaranty, or (iv) any waiver, consent, release, indulgence, extension, renewal, modification, delay, or other action, or inaction or omission in respect of any Senior Indebtedness or any instrument, document or agreement relating thereto or any security therefor or pledge or guaranty thereof, whether or not the Holder of this Note shall have had notice or knowledge of any of the foregoing and regardless of whether the Holder of this Note shall have consented or objected thereto.

         5.14. The Company agrees not to publish or give, or to permit any of its subsidiaries, affiliates or agents to publish or give, or to acquiesce in the publishing or giving of, any financial statement or other credit information to any creditor or prospective creditor of the Company or any of its subsidiaries which refers to or indicates the existence of the Subordinated Indebtedness without also stating that the Subordinated Indebtedness is subordinated to the prior payment in full of all Senior Indebtedness on the terms and conditions contained in this Section 5.

         6.   ACCELERATION.

         6.1. Automatic Acceleration Upon Certain Events. If (a) the Indebtedness evidenced by the Senior Notes and the Senior Loan Agreements shall be accelerated pursuant to the default provisions thereof or (b) the Company shall (i) commence a voluntary case under the Bankruptcy Code of the Netherlands as from time to time in effect, or authorize, by appropriate proceedings of its board of directors or other governing body, the commencement of such a voluntary case; (ii) have entered against it an order for relief in any involuntary case under the Bankruptcy Code of the Netherlands which order remains undischarged and unstayed for ninety (90) consecutive days; (iii) seek relief as a debtor under any applicable law, other than the Bankruptcy Code of the Netherlands, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors, or consent to or acquiesce in such relief; (iv) be the subject of an order by a court of competent jurisdiction (A) finding it to be bankrupt or insolvent, (B) ordering or approving its liquidation, reorganization or any modification or alteration of the rights of its creditors, or (C) assuming custody of, or appointing a receiver or other custodian for, all or substantially all of its property which remains undischarged and


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unstayed for more than sixty (60) consecutive days; or (v) make an assignment for the benefit of, or enter into a composition with, its creditors, or appoint or consent to the appointment of a receiver or other custodian for all or substantially all of its property; then, the unpaid balance of the Notes shall automatically become due and payable, together with interest accrued hereon, without presentation, presentment, protest or further demand or notice of any kind, all of which are hereby expressly waived, and the Holder may proceed, subject to Section 5 hereof, to enforce payment of such amount or part thereof in such manner as it may elect.

         6.2. Optional Acceleration upon Event of Default. If the Company fails
(i) to make any payment of interest under the Notes on an Interest Payment Date (whether in cash or by delivery of additional PIK Notes) in accordance with
Section 2 hereof, (ii) to pay in cash all principal and interest outstanding under the Notes by the close of business on the Maturity Date or (iii) to comply with Section 3.3.1, 3.3.2 or 3.8, then any Holder may notify the Company of such default. The Company will promptly notify all other Holders of Notes of such default. If such default shall not have been cured or waived by the Holders of a majority of the principal amount outstanding of the Notes within 30 days of receipt of such default notice by the Company, the Holders of a majority of the principal amount outstanding of the Notes may declare all amounts thereunder to be immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company and the Holder may proceed, subject to Section 5 hereof, to enforce payment of such amount or part thereof in such manner as it may elect.

7. DEFINITIONS. As used herein, the following terms shall have the meanings indicated:

         7.1. The term "Change of Control" shall mean such time as: (a) Berkshire Cruise Holdings LLC, and its affiliates (collectively, "Berkshire") beneficially own securities of the Company representing less than eighty percent (80%) of the voting power of all classes of voting securities of the Company that Berkshire beneficially owned on the date of the closing under the Share Purchase Agreement; or (b) a sale or transfer of all or substantially all of the assets of the Company to any person or group has been consummated; or (c) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election was approved by a vote of a majority of the directors then still in office, who either were directors at the beginning of such period or whose election or nomination for the election was previously so approved) cease for any reason to constitute a majority of the directors of the Company then in office.

         7.2. The term "Company" shall have the meaning set forth in the first paragraph of this Note.

         7.3. The terms "consolidated" and "consolidating", when used with reference to any term, shall mean that term as applied to the accounts of the Company and all of its subsidiaries.


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         7.4. The term "Holder" shall mean the payee of this Note and each payee of any PIK Note, unless such payee shall have presented such Note to the Company for transfer, in whole or in part, in accordance with the terms and in compliance with the conditions of Section 4 hereof, in which case the term "Holder" shall mean each subsequent holder of an interest in this Note or any PIK Note.

         7.5. The term "Indebtedness" shall mean all liabilities and obligations (including without limitation obligations to repay the principal amounts of borrowed money, pay interest thereon and prepayment or other premiums or penalties and to pay or reimburse fees, indemnities and expenses) in respect of debt (including without limitation obligations for borrowed money, obligations evidenced by bonds, notes, debentures or similar instruments, obligations in respect of the deferred purchase price for goods and services other than trade payables incurred in the ordinary course of business and obligations in respect of capital leases), or under any interest rate cap, swap, collar or other agreements or arrangements intended to protect against fluctuations in interest rates, or under any reimbursement obligation relating to a letter of credit, or any guarantee in respect of any of the foregoing.

         7.6. The term "Initial Public Offering" shall mean an underwritten public offering of Common Stock pursuant to an effective registration statement under the Securities Act of 1933, as amended, and shall, in addition, include any sale, pursuant to such an underwritten registered public offering of any common stock by any affiliate of the Company, the net proceeds of which are contributed or loaned to the Company.

         7.7. The term "Interest Payment Date" shall have the meaning set forth in Section 2 of this Note.

         7.8. The term "legal requirement" shall mean any federal, state, local or foreign law, statute, standard, ordinance, code, order, rule, regulation, resolution, promulgation, or any order, judgment or decree of any court, arbitrator, tribunal or governmental authority, or any license, franchise, permit or similar right granted under any of the foregoing, or any similar provision having the force and effect of law.

         7.9. The term "Loan Party" shall have the meaning set forth in Section
5.1 of this Note.

         7.10. The term "Maturity Date" shall have the meaning set forth in the first paragraph of this Note.

         7.11. The term "Note" or "Notes" shall mean this Note, the PIK Notes and any notes issued in partial or full exchange for this Note or any PIK Note pursuant to Section 4 hereof.

         7.12. The term "PIK Notes" shall have the meaning set forth in Section 2 of this Note.


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         7.13. The term "Reorganization" shall have the meaning set forth in
Section 5.1 of this Note.

         7.14. The term "Seller" shall have the meaning set forth in the first paragraph of this Note.

         7.15. The term "Senior Indebtedness" shall mean: (i) all Indebtedness of the Company and its subsidiaries arising under the Credit Agreement dated as of the date hereof among Miami Cruiseline Services Holdings III B.V., the Company, the Lenders named therein and Credit Suisse First Boston (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, replacing or restructuring (including, without limitation, increasing the amount of available borrowings thereunder) all or a portion of the Indebtedness under any such agreement or any successor or replacement agreement and whether by the same or any other agents, lender or group of lenders (collectively, the "Senior Loan Agreements"); (ii) all Indebtedness evidenced by the Notes (as defined in the Debt Securities Purchase Agreement dated as of the date hereof (the "Senior Note Purchase Agreement") among the Company, New York Life Insurance Company, American Home Assurance Company and The Northwestern Mutual Life Insurance Company, as may be amended from time to time, including any notes issued in replacement thereof upon any transfer of such Notes (collectively, the "Senior Notes"); (iii) all Indebtedness of the Company and its subsidiaries arising under, or in respect of, any interest rate cap, swap, collar or other agreements or arrangements intended to protect against fluctuations in interest rates with respect to any Senior Indebtedness; (iv) all other Indebtedness of the Company or any subsidiary of the Company whether incurred prior to, on or after the date hereof, unless, in the case of any particular Indebtedness, the instruments creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the Notes; (v) the principal of, and premium, if any, on, all renewals, extensions, restructurings and refundings of Senior Indebtedness as defined in clauses (i), (ii), (iii) and (iv) above, and guarantees of the foregoing; (vi) all fees, costs, indemnities, expenses, reimbursement obligations and other obligations payable under the Senior Loan Agreements or any other agreement relating thereto or in respect of Senior Indebtedness as defined in clauses (i), (ii), (iii), (iv) and (v) above accrued to the date of payment, whether before or after the institution by or against the Company or any of its subsidiaries of proceedings under the Bankruptcy Code of the Netherlands, and guarantees of the foregoing; and (vii) without limiting the generality of the foregoing, all interest arising on or with respect to Senior Indebtedness as defined in clauses (i), (ii), (iii), (iv), (v) and (vi) above accrued to the date of payment, whether before or after the institution by or against the Company or any of its subsidiaries of proceedings under the Bankruptcy Code of the Netherlands at the rate provided for in the documentation with respect to such Senior Indebtedness, whether or not such interest is an allowed claim under applicable law, and guarantees of the foregoing. Any and all amounts of Senior Indebtedness outstanding shall continue to constitute Senior Indebtedness for all purposes of the Notes notwithstanding that such Senior Indebtedness or any claim in respect thereof may be disallowed, avoided or subordinated pursuant to insolvency law or equitable principles for any reason, including, without limitation, as a fraudulent transfer or conveyance.

         7.16. The term "Senior Loan Agreements" shall have the meaning set forth in Section 7.15 of this Note.

         7.17. The term "Senior Notes" shall have the meaning set forth in
Section 7.15 of this Note.

         7.18. The term "Share Purchase Agreement" shall have the meaning set forth in the first paragraph of this Note.

         7.19. The term "Subordinated Indebtedness" shall mean (i) the principal of and interest and all other obligations arising on or with respect to all Indebtedness of the Company to the Holder evidenced by the Notes, and (ii) any and all claims, damages and liabilities of any nature whatsoever arising hereunder or with respect to any Subordinated Indebtedness as defined in clause
(i) above which the Holder of Subordinated Indebtedness may now or hereafter have against the Company or any of its subsidiaries.

         7.20. The term "Transfer Notice" shall have the meaning set forth in
Section 4.2 of this Note.

         8.    MISCELLANEOUS.

         8.1. Confidentiality. Unless such information is otherwise publicly available, all information furnished to or obtained by any Holder of this Note or any or its affiliates pursuant to Section 3.6 shall be deemed proprietary and confidential, and shall be held in confidence by the recipient thereof; provided, that any or all such information may be disclosed to any prospective purchaser of Notes so long as such prospective purchaser agrees, in writing, to hold such information in confidence.

         8.2. Notices. Any notice or other communication to the Company or the Seller in connection with this Note shall be deemed to be delivered and received by such addressee if delivered or made in the manner stipulated in the notice provisions of the Share Purchase Agreement and to the addresses specified therein. Notice to any other holder of record of a Note will be made in such manner to such holder at its address set forth in the register referred to in
Section 4 hereof.

         8.3. Withholding of Taxes, etc. There shall be withheld from any payment of the principal of, or interest on, this Note, any and all amounts (in respect of Taxes or otherwise) required to be withheld under legal requirements applicable to the Company, the Notes or the payee in question. The Seller and each transferee or prospective transferee of this Note, by its acceptance of this Note, agrees to execute and deliver to the Company any and all Tax related forms, certificates or other documents that the Company may request in connection with this Note or the payment of the principal of this Note or interest thereon including, without limitation, documentation in form and substance satisfactory to the Company in its reasonably exercised discretion necessary to support any reduction in withholding of Taxes, and otherwise to comply with all applicable legal requirements.

         8.4. Waiver of Presentment, etc. The parties hereto, including the undersigned maker and all guarantors and endorsers, hereby waive presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance and enforcement of this Note, except as specifically otherwise provided herein, and assent to extensions of the time of payment, or forbearance or other indulgence without notice.

         8.5. Headings. The headings in this Note are for convenience of reference only and shall not alter or otherwise affect the meaning hereof.

         8.6. Binding Effect. The terms of this Note shall bind and inure to the benefit of the Company, the Seller and their respective successors, permitted assigns and representatives.

         8.7. Governing Law. This Note shall be governed by and construed in accordance with the domestic substantive laws of the State of New York without giving effect to any choice or conflict of law provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.

         8.8. WAIVER OF RIGHT TO JURY TRIAL. EACH OF THE COMPANY, BY ITS EXECUTION HEREOF AND THE HOLDER, BY ITS ACCEPTANCE HEREOF, WAIVES ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS NOTE. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS NOTE, INCLUDING WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THE COMPANY AND THE HOLDER ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THE WAIVER IN ENTERING INTO THE SHARE PURCHASE AGREEMENT PURSUANT TO WHICH THIS NOTE HAS BEEN ISSUED AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS. THE COMPANY AND THE HOLDER FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE. IN THE EVENT OF LITIGATION, THIS NOTE MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

         IN WITNESS WHEREOF, the undersigned has caused this instrument to be executed by its officer thereunto duly authorized.

                                      MIAMI CRUISELINE SERVICES HOLDINGS II B.V.



                                      By  /s/ Bradley Bloom
                                         ---------------------------------------
                                         Title: Director A

The undersigned accepts
the terms of this Note:

VIAD CORP.


By  /s/ Wayne A. Wright
    --------------------------------
    Title: Vice President